For Immediate Release

MEMC REPORTS THIRD QUARTER 2012 RESULTS

Third Quarter 2012 Highlights:

•	GAAP revenue of $601.6 million and GAAP EPS of $0.16

•	Non-GAAP revenue of $708.9 million and non-GAAP EPS of $0.30

•	Semiconductor Materials wafer revenue and volume grew 3% sequentially

•	Solar Energy recognized for non-GAAP 74 MW of solar energy systems, interconnected 47 MW and ended the quarter with 117 MW under construction

•	Favorably settled contracts with Evonik and Conergy

•	Cash and cash equivalents of $609.8 million at quarter end

St. Peters, MO, November 7, 2012 - MEMC Electronic Materials, Inc. (NYSE: WFR) announced financial results for the third quarter of 2012 that reflected sequential growth in the company's Semiconductor Materials segment, lower solar project sales in its Solar Energy segment and a stronger cash position.

Semiconductor Materials segment 2012 third quarter revenue declined year-over-year due to lower prices, but increased slightly sequentially due to higher volume. Demand for semiconductor wafers softened later in the third quarter and is expected to be softer in the upcoming quarter due to an industry slowdown.

Solar Energy segment 2012 third quarter GAAP revenue declined sequentially due to lower solar project sales, but was up year-over-year due to the low volume of projects recognized for revenue under GAAP in the 2011 comparable period. Non-GAAP Solar Energy segment revenue declined year-over-year and sequentially due to lower solar project sales. Solar project sales were softer in the third quarter as expected as a result of the company's first half 2012 actions to delay construction starts to more conservatively manage cash. In the 2012 fourth quarter, solar project installations are expected to be higher sequentially.

In the 2012 third quarter, SunEdison recognized GAAP revenue from solar projects totaling 48 MW, compared to 144 MW in the 2012 second quarter and 3 MW in the 2011 third quarter. Non-GAAP revenue was recognized from 74 MW of solar project sales in the 2012 third quarter, compared to 169 MW in the 2012 second quarter and 82 MW in the 2011 third quarter. SunEdison's project pipeline remained at 2.9 GW.

Third quarter 2012 GAAP EPS was $0.16, and non-GAAP EPS was $0.30. Third quarter 2012 non-GAAP EPS included a net favorable restructuring adjustment of $0.25 per share primarily related to a contract settlement with Evonik and $0.15 per share from the termination of a supply contract with Conergy.

“Our results were generally in line with expectations due to strong execution in both our solar and semiconductor businesses. The benefits of our strategy are becoming clear as we face difficult market conditions in both of the industries we serve. We are also beginning to see the benefits of a leaner organization which should better position us for increasingly challenging markets in the near-term,” said MEMC's Chief Executive Officer Ahmad Chatila. “We will remain focused on delivering stronger returns for our stakeholders.”

Key summary financial results for the 2012 third quarter are set out in the following table, which provides comparable results for the prior quarter and the year-ago period as well as the quarter-to-quarter and year-over-year comparisons. See the financial statement tables at the end of this press release for a reconciliation of all GAAP to non-GAAP financial measures included herein.

									US$ Millions except for EPS
Financial Highlights	3Q'12		2Q'12		3Q'11		Qtr/Qtr			Yr/Yr
GAAP
Net Sales	$601.6	(1)	$808.4		$516.2		$(206.8)	or	(26)%	$85.4	or	17%
Gross Margin %	14.4%	(1)	11.2%	(3)	11.4%		326		bps	309		bps
Operating Income (Loss)	$58.9	(1),(2)	$(15.3)	(3)	$(103.8)	(4)	$74.2			$162.7
Net Income (Loss)	$37.0	(1),(2)	$(77.2)	(3)	$(94.4)	(4)	$114.2			$131.4
EPS	$0.16	(1),(2)	$(0.33)	(3)	$(0.41)	(4)	$0.49			$0.57

Non-GAAP
Net Sales	$708.9	(1)	$933.4		$859.0		$(224.5)	or	(24)%	$(150.1)	or	(17)%
Gross Margin %	16%	(1)	15%	(3)	14.5%		95		bps	146		bps
Operating Income (Loss)	$85.2	(1),(2)	$34.5	(3)	$(37.8)	(4)	$50.7			$123.0
Net Income (Loss)	$70.5	(1),(2)	$17.0	(3)	$(50.3)	(4)	$53.5			$120.8
EPS	$0.30	(1),(2)	$0.07	(3)	$(0.22)	(4)	$0.23			$0.52

Cash Flow
Capex	$(24)		$(36.3)		$(82.3)		$12.3			$58.3
Operating Cash Flow	$3.0		$100.3		$187.7		$(97.3)			$(184.7)
Free Cash Flow	$102.6		$114.2		$283.9		$(11.6)			$(181.3)

(1) Includes $37.1 million, or EPS of $0.15, due to the termination of a supply contract with Conergy.
(2) Includes $58.3 million, or EPS of $0.25, largely consisting of a favorable restructuring adjustment relating to a contract settlement with Evonik.
(3) Includes $16.0 million in additional Solar Energy COGS, or EPS of $0.07, due to a non-cash timing related inventory adjustment.
(4) Includes ($56.4) million, or EPS of ($0.25), due to goodwill impairment.

Cash Flow
Operating and free cash flows were primarily driven by improvement in working capital and solar project financing. Operating cash flow generated in the 2012 third quarter was $3.0 million, and free cash flow was $102.6 million. See the reconciliation of free cash flow in the financial statement tables at the end of this press release.

A majority of 2012 third quarter capital expenditures were incurred in the Semiconductor Materials segment. Total capital spending in the fourth quarter is expected to be less than $35.0 million, and again will be largely targeted towards the Semiconductor Materials segment.

Construction of solar energy systems of $35.5 million in the 2012 third quarter included solar energy systems currently classified as owned and carried as fixed assets. The majority of these projects are expected to become sale-leaseback transactions in which the assets are financed with non-recourse debt. Projects expected to result in direct sales are classified as solar energy systems held for development and sale, thus impacting operating cash flows as noted above.

Including the net proceeds of the term loan (discussed below), MEMC ended the 2012 third quarter with cash and cash equivalents of $609.8 million, an increase of $161.2 million from the prior quarter. Unrestricted cash and unused corporate revolver capacity was $880.3 million at the end of the 2012 third quarter, as compared to $719.1 million at the end of the 2012 second quarter.

Financing
On September 28, 2012, we entered into a Second Lien Credit Agreement with Goldman Sachs Bank USA and Deutsche Bank Securities Inc. providing for a $200 million principal term loan maturing on October 2, 2017, netting approximately $185 million after related expenses and fees. Interest will accrue at LIBOR (with a floor of 1.50%) plus 9.25%, for a current rate of 10.75%, and is payable quarterly in arrears. Principal can be prepaid after March 13, 2014, subject to customary call protection.

The non-recourse construction facility for North American projects has been recently amended, which amendment included increasing the total capacity to $150.0 million from $110 million, against which approximately $46.7 million was drawn at quarter end, with the balance of $103.3 million available for draws at September 30, 2012.

Segment Results
Key segment financial results for the quarter are set out in the following table, which provides comparable results for the prior quarter and the year-ago period as well as the quarter-to-quarter and year-over-year comparisons. See the financial statement tables at the end of this press release for a reconciliation of all GAAP to non-GAAP financial measures included herein.

											US$ Millions
Segment Summary		3Q'12		2Q'12		3Q'11		Qtr/Qtr			Yr/Yr
Net Sales
Semiconductor Materials		$240.3		$232.7		$268.4		$7.6	or	3%	$(28.1)	or	(10)%
Solar Energy	GAAP	$361.3	(1)	$575.7		$247.8		$(214.4)	or	(37)%	$113.5	or	46%
Solar Energy	Non-GAAP	$468.6	(1)	$700.7		$590.6		$(232.1)	or	(33)%	$(122)	or	(21)%
Operating Income
Semiconductor Materials		$8.7		$(4.3)		$18.5		$13.0			$(9.8)
Solar Energy	GAAP	$75.8	(1),(2)	$11.7	(3)	$(94.9)	(4)	$64.1			$170.7
Solar Energy	Non-GAAP	$102.1	(1),(2)	$61.5	(3)	$(28.9)	(4)	$40.6			$131.0
(1) Includes $37.1 million due to the termination of a supply contract with Conergy.
(2) Includes $58.3 million, largely consisting of a favorable restructuring adjustment relating to a contract settlement with Evonik.
(3) Includes $16.0 million in additional Solar Energy COGS due to a non-cash timing related inventory adjustment.
(4) Includes ($56.4) million due to goodwill impairment.

Semiconductor Materials
The year-over-year revenue decline was primarily driven by pricing which fell 11%. Year-over-year pricing declined across all diameters but the decline was most significant among 300mm and 150mm products. Volumes of both 200mm and 300mm semiconductor wafers increased year-over-year, while small diameter product volumes declined. The sequential revenue increase was primarily driven by both 200mm and 300mm product volume, while prices remained relatively flat.

The year-over-year decline in operating income was primarily the result of lower pricing, while the sequential improvement resulted from higher sales volume, productivity gains and cost improvements.

Solar Energy
The year-over-year GAAP revenue increase was driven by higher solar project and solar module sales, as well as the $37.1 million of revenue from the Conergy agreement termination, partially offset by lower solar wafer sales. Solar wafer pricing declined nearly 50% year-over-year. The sequential revenue decline was the result of higher projects sales in the 2012 second quarter, primarily in Europe and emerging markets, partially offset by higher solar module sales and the Conergy contract termination revenues. Due to the strategic decision in late 2011 to re-focus the company's solar wafering business to internal consumption, external sales of solar wafers remained at diminished levels.

Solar energy projects representing 48 MW were recognized under segment GAAP revenue in the 2012 third quarter, compared to 3 MW in the 2011 third quarter and 144 MW in the 2012 second quarter. Non-GAAP revenue declined year-over-year due to lower project sales and significantly lower solar wafer sales. Sequentially, non-GAAP revenue declined due to significantly lower solar project sales, partially offset by higher solar module sales.

Third quarter 2012 non-GAAP revenue included net adjustments of $107.3 million related to direct sale and sale-leaseback transactions. Solar projects representing 74 MW were recognized under segment non-GAAP revenue, of which 55 MW were direct sales and 19 MW were sale-leaseback transactions.

Solar projects interconnected during the 2012 third quarter totaled 47 MW in 18 projects, and consisted of 39 MW of direct sale projects and 8 MW of sale-leaseback projects.

The year-over-year GAAP and non-GAAP operating profit increase resulted primarily from the contract settlement with Evonik and the Conergy contract termination, partially offset by lower solar project profits. The sequential improvements in GAAP and non-GAAP operating profit were also primarily the result of the Evonik settlement and the Conergy contract termination but also higher solar module profits, partially offset by lower solar project profits. Third quarter 2012 GAAP and non-GAAP operating profit included $37.1 million from the Conergy contract termination and a net favorable $58.3 million restructuring adjustment largely related to the contract settlement with Evonik. Second quarter 2012 operating profit included an additional $16.0 million in COGS due to a non-cash timing-related inventory adjustment. See the related footnote in the financial tables later in this press release for further information.

Solar Energy ended the 2012 third quarter with a pipeline of 2.9 GW, flat compared to the prior quarter and down slightly from 3.0 GW in the year ago period. A solar project is classified as “pipeline” where SunEdison has a signed or awarded PPA or other energy off-take agreement or has achieved each of the following three items: site control, an identified interconnection point with an estimate of the interconnection costs, and an executed energy off-take agreement or the determination that there is a reasonable likelihood that an energy off-take agreement will be signed. There can be no assurance that all pipeline projects will convert to revenue because in the ordinary course of our development business some fall-out is typical and certain projects will not be built.

As of September 30, 2012, 117 MW of the pipeline was under construction. “Under construction” refers to projects within pipeline, in various stages of completion, which are not yet operational.

Outlook
In light of the current uncertainty in the semiconductor and solar markets, the company is not providing specific revenue and earnings guidance at this time. The company expects the following, assuming no significant worldwide economic issues or other exogenous shocks in the fourth quarter of 2012:

For the fourth quarter 2012:

•	Semiconductor Materials revenue down 4% to 11% sequentially

•	Solar energy systems non-GAAP sales volume in the range of 90 MW to 120 MW

•	Solar energy systems average pricing greater than $3.50/watt

•	Operating expenses less than $90 million

•	Capital spending of less than $35 million

•	Non-GAAP interest expense of about $25 million

Contacts:
Media:
Bill Michalek
Director, Corporate Communications
(636) 474-5443

Investors/Analysts:
Chris Chaney
Director, Investor Relations
(636) 474-5226

Use of Non-GAAP Measures
Management has determined that certain non-GAAP metrics for the Solar Energy segment presented herein are the key metrics that will help investors understand the ultimate income and near-term cash flows generated by our SunEdison business.  These non-GAAP measures and metrics include deferrals required under GAAP real estate and lease accounting for some of SunEdison's direct sales and or its sale-leaseback transactions.  Management has also determined that the non-GAAP measure of “free cash flow” is useful to help investors better understand the capital intensity of our business, including our project financing operations. For a complete description of our non-GAAP measures, see the non-GAAP reconciliation tables below.

Conference Call
MEMC will host a conference call today, November 7, 2012, at 8:00 a.m. ET to discuss the company's 2012 third quarter results, fourth quarter 2012 outlook and related business matters. A live webcast will be available on the company's web site at www.memc.com.
A replay of the conference call will be available from 11:00 a.m. ET on November 7, 2012, until 11:59 p.m. ET on November 21, 2012.  To access the replay, please dial (320) 365-3844 at any time during that period, using pass code 269583. A replay will also be available on the company's web site at www.memc.com.
About MEMC
MEMC is a global leader in semiconductor and solar technology. MEMC has been a pioneer in the design and development of silicon wafer technologies for over 50 years. With R&D and manufacturing facilities in the U.S., Europe, and Asia, MEMC enables the next generation of high performance semiconductor devices and solar cells. Through its SunEdison subsidiary, MEMC is also a developer of solar power projects and a worldwide leader in solar energy services. MEMC's common stock is listed on the New York Stock Exchange under the symbol “WFR.” For more information about MEMC, please visit www.memc.com.

Forward-Looking Statements
Certain matters discussed in this press release and on the conference call are forward-looking statements, including that that for the remainder of 2012, capital spending is expected to be less than $35 million and will be largely targeted for the Semiconductor Materials segment; that for the fourth quarter, the company expects Semiconductor Materials revenue to be down 4% to 11% sequentially, Solar Energy systems non-GAAP sales volume in the range of 90 MW to 120 MW, Solar Energy systems average pricing greater than $3.50 per watt, operating expenses less than $90 million and capital spending less than $35 million, and non-GAAP interest expense of about $25 million. Such statements involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Potential risks and uncertainties include concentrated project development risks related to large scale solar projects; the availability of attractive project finance and other capital for SunEdison projects; market demand for our products and services; changes to accounting interpretations or accounting rules; changes in the pricing environment for silicon wafers and polysilicon, as well as solar power systems; the availability and size of government and economic incentives to adopt solar power, including tax policy and credits and renewable portfolio standards; the ability to effectuate and realize the savings from the restructuring plan; our ability to maintain adequate liquidity and compliance with our debt covenants; the need to impair long lived assets or other intangible assets due to changes in the carrying value or realizability of such assets; the effect of any antidumping or countervailing duties imposed on photovoltaic cells and/or modules in connection with any trade complaints in the United States, Europe or elsewhere; the result of any Chinese government investigations of unfair trade practices in connection with polysilicon exported from the United States or South Korea into China; existing or new regulations and policies governing the electric utility industry; our ability to convert SunEdison pipeline into completed projects in accordance with our current expectations; dependence on single and limited source suppliers; utilization of our manufacturing volume and capacity, including the successful ramping of production at our Ipoh facility; the terms of any potential future amendments to or terminations of our long-term agreements with our solar wafer customers; general economic conditions, including interest rates; the ability of our customers to pay their debts as they become due; changes in the composition of worldwide taxable income and applicable tax laws and regulations, including our ability to utilize any net operating losses; failure of third-party subcontractors to construct and install our solar energy systems; seasonality or quarterly fluctuations in our SunEdison business; the impact of competitive products and technologies; inventory levels of our customers; supply chain difficulties or problems; interruption of production; outcome of pending and future litigation matters; good working order of our manufacturing facilities; our ability to reduce manufacturing and operating costs; assumptions underlying management's financial estimates; actions by competitors, customers and suppliers; changes in the retail industry; damage to our brand; acquisitions of pipeline in our Solar Energy segment; changes in product specifications and manufacturing processes; changes in financial market conditions; changes in foreign economic and political conditions; changes in technology; changes in currency exchange rates and other risks described in the company's filings with the Securities and Exchange Commission. These forward-looking statements represent the company's judgment as of the date of this press release. The company disclaims, however, any intent or obligation to update these forward-looking statements.

-tables to follow-

MEMC ELECTRONIC MATERIALS, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENT OF OPERATIONS
(In millions; except per share data)

	Three Months Ended			Nine Months Ended
	September 30, 2012	June 30, 2012 [#]	September 30, 2011	September 30, 2012 [#]	September 30, 2011
Net sales	$601.6	$808.4	$516.2	$1,929.2	$1,997.7
Cost of goods sold	514.7	718.0	457.6	1,701.8	1,644.0
Gross margin	86.9	90.4	58.6	227.4	353.7
Operating expenses:
Marketing and administration	68.9	85.6	83.8	239.2	270.8
Research and development	17.4	18.3	22.3	55.8	65.1
Goodwill impairment charge	—	—	56.4	—	56.4
Restructuring and impairment	(58.3)	1.8	(0.1)	(53.0)	13.7
Insurance recovery	—	—	—	(4.0)	—
Operating income (loss)	58.9	(15.3)	(103.8)	(10.6)	(52.3)
Non-operating expense (income):
Interest expense	28.0	44.6	20.7	100.3	50.9
Interest income	(0.9)	(1.1)	(1.3)	(2.8)	(3.1)
Other, net	(2.4)	2.3	13.4	0.1	(3.9)
Total non-operating expense	24.7	45.8	32.8	97.6	43.9
Income (loss) before income taxes and equity in earnings (loss) of joint venture	34.2	(61.1)	(136.6)	(108.2)	(96.2)
Income tax (benefit) expense	(3.3)	14.2	(43.2)	27.9	(56.6)
Income (loss) before equity in earnings (loss) of joint venture	37.5	(75.3)	(93.4)	(136.1)	(39.6)
Equity in earnings (loss) of joint ventures, net of tax	0.9	(0.6)	1.2	(0.9)	4.5
Net income (loss)	38.4	(75.9)	(92.2)	(137.0)	(35.1)
Net (income) loss attributable to noncontrolling interests	(1.4)	(1.3)	(2.2)	(1.8)	(16.5)
Net income (loss) attributable to MEMC stockholders	$37.0	$(77.2)	$(94.4)	$(138.8)	$(51.6)
Basic earnings (loss) per share [*]	$0.16	$(0.33)	$(0.41)	$(0.61)	$(0.22)
Diluted earnings (loss) per share [*]	$0.16	$(0.33)	$(0.41)	$(0.61)	$(0.22)

[*] During the three months ended September 30, 2012, the company recorded an adjustment to redeemable noncontrolling interest which affected the numerator of the EPS calculation by ($0.9) million.

[#] For the nine months ended September 30, 2012, we revised the amounts previously presented in our Solar Energy Segment for cost of goods sold by $22.7 million, due to a non-cash, timing-related inventory adjustment which eliminated intercompany profit of $6.6 million and $16.0 million for the three and six months ended June 30, 2012.  This immaterial change increased our cost of goods sold for the nine months ended September 30, 2012 by $22.7 million.  All year to date and quarter to date figures for the affected quarters in this press release reflect these revisions to our cost of goods sold, operating income (loss), income (loss) before taxes and equity in earnings (loss) of joint venture, income tax expense (benefit), net income (loss), EPS, inventories and prepaid and other assets.

RESULTS BY REPORTABLE SEGMENT
Net Sales:
Semiconductor Materials	$240.3	$232.7	$268.4	$689.0	$795.2
Solar Energy	361.3	575.7	247.8	1,240.2	1,202.5
Consolidated Net Sales	$601.6	$808.4	$516.2	$1,929.2	$1,997.7
Operating income (loss):
Semiconductor Materials	$8.7	$(4.3)	$18.5	$(8.1)	$30.3
Solar Energy	75.8	11.7	(94.9)	70.4	18.7
Corporate and other	(25.6)	(22.7)	(27.4)	(72.9)	(101.3)
Consolidating operating income (loss):	$58.9	$(15.3)	$(103.8)	$(10.6)	$(52.3)

MEMC ELECTRONIC MATERIALS, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions, except per share data)

	September 30, 2012	December 31, 2011
ASSETS
Current assets:
Cash and cash equivalents	$609.8	$585.8
Restricted cash	84.2	125.2
Accounts receivable, net	252.0	202.9
Inventories	246.1	321.8
Solar energy systems held for development and sale	246.0	373.0
Prepaid and other current assets	201.2	277.2
Total current assets	1,639.3	1,885.9
Investments	48.4	54.5
Property, plant and equipment, net:
Non-solar energy systems	1,180.6	1,253.7
Solar energy systems	1,264.9	1,139.4
Deferred tax assets, net	30.9	44.8
Restricted cash	46.5	37.5
Other assets	344.1	316.6
Intangible assets, net	138.3	149.2
Total assets	$4,693.0	$4,881.6

	September 30, 2012	December 31, 2011
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$3.7	$3.7
Short-term solar energy system financing, current portion of solar energy system financing and capital lease obligations	143.3	144.2
Accounts payable	463.9	694.6
Accrued liabilities	365.8	409.0
Contingent consideration related to acquisitions	31.8	71.6
Deferred revenue for solar energy systems	142.0	41.4
Customer and other deposits	57.5	72.4
Total current liabilities	1,208.0	1,436.9
Long-term debt, less current portion	761.8	567.7
Long-term solar energy system financing and capital lease obligations, less current portion	1,404.6	1,211.2
Pension and post-employment liabilities	72.4	69.4
Customer and other deposits	208.2	276.8
Deferred revenue for solar energy systems	147.2	157.4
Non-solar energy system deferred revenue	30.7	51.2
Other liabilities	206.6	326.1
Total liabilities	4,039.5	4,096.7

Redeemable noncontrolling interest	11.4	—
Stockholders’ equity:
Preferred stock	—	—
Common stock	2.4	2.4
Additional paid-in capital	620.2	621.7
Retained earnings	437.8	577.5
Accumulated other comprehensive loss	(13.4)	(3.9)
Treasury stock	(459.8)	(459.8)
Total MEMC stockholders’ equity	587.2	737.9
Noncontrolling interests	54.9	47.0
Total stockholders’ equity	642.1	784.9
Total liabilities and stockholders’ equity	$4,693.0	$4,881.6

MEMC ELECTRONIC MATERIALS, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)

	Three Months Ended			Nine Months Ended
	September 30, 2012	June 30, 2012 [#]	September 30, 2011	September 30, 2012 [#]	September 30, 2011
Cash flows from operating activities:
Net income (loss)	$38.4	$(75.9)	$(92.2)	$(137.0)	$(35.1)
Adjustments to reconcile net income (loss) to net cash provided by (used) in operating activities:
Depreciation and amortization	59.1	54.0	57.1	168.4	161.7
Stock-based compensation	8.1	6.8	10.7	22.2	31.7
Goodwill impairment charge	—	—	56.4	—	56.4
Provision (benefit) for deferred taxes	6.4	(9.4)	(34.4)	4.3	(103.5)
Deferred revenue recognized	(14.4)	(5.2)	(20.4)	(17.7)	(61.3)
Changes in operating assets and liabilities:
Accounts receivable	(14.9)	20.8	15.5	(50.5)	24.0
Accounts payable	43.1	(134.8)	171.6	(205.4)	133.0
Inventories	16.8	20.3	(45.5)	79.4	(160.7)
Solar energy systems held for development and sale	18.6	39.3	(194.1)	(114.5)	(205.5)
Deferred revenue for solar energy systems	(35.0)	154.4	153.1	101.5	203.0
Customer and other deposits	(15.0)	(3.0)	112.6	(34.7)	102.5
Accrued liabilities	(40.5)	(60.8)	(46.4)	(37.5)	(12.6)
Other long term liabilities	(74.5)	43.1	8.2	(140.2)	28.8
Other	6.8	50.7	35.5	78.3	(1.1)
Net cash provided by (used) in operating activities	3.0	100.3	187.7	(283.4)	161.3
Cash flows from investing activities:
Capital expenditures	(24.0)	(36.3)	(82.3)	(100.3)	(390.4)
Construction of solar energy systems	(35.5)	(58.7)	(243.5)	(193.2)	(470.2)
Purchases of equity method investments	(8.9)	(26.3)	(1.1)	(35.2)	(50.4)
(Losses) proceeds from equity method investments	(4.2)	(2.1)	70.0	3.0	83.7
Restricted cash	(31.6)	(4.1)	(67.1)	(1.3)	(83.0)
Receipts from (payments to) vendors for refundable deposits on long-term agreements	4.8	—	4.3	4.8	(14.5)
Proceeds from sale of property, plant, and equipment	—	—	—	—	37.1
Cash paid for acquisition, net of cash acquired	—	—	(133.9)	—	(162.6)
Other	—	0.1	—	(0.1)	(0.6)
Net cash used in investing activities	(99.4)	(127.4)	(453.6)	(322.3)	(1,050.9)
Cash flows from financing activities:
Proceeds from senior notes issuance	—	—	—	—	550.0
Proceeds from second lien term loan	196.0	—	—	196.0	—
Cash paid for contingent consideration for acquisitions	(54.2)	—	—	(58.0)	(50.2)
Proceeds from solar energy system financing and capital lease obligations	189.4	179.4	477.2	720.3	694.8
Repayments of solar energy system financing and capital lease obligations	(29.9)	(81.3)	(55.2)	(184.0)	(122.1)
Net repayments of customer deposits related to long-term supply agreements	(23.3)	(0.3)	(6.1)	(23.6)	(57.3)
Principal payments on long-term debt	—	(1.8)	—	(1.8)	(1.8)
Common stock issued and repurchased	—	—	(0.1)	(0.1)	(2.8)
(Return of investment) and proceeds from noncontrolling interests	(0.4)	10.8	—	16.4	(15.2)
Debt financing fees	(21.7)	(8.2)	(11.4)	(35.2)	(34.8)
Net cash provided by financing activities	255.9	98.6	404.4	630.0	960.6

Effect of exchange rate changes on cash and cash equivalents	1.7	(3.5)	(4.3)	(0.3)	7.8
Net increase in cash and cash equivalents	161.2	68.0	134.2	24.0	78.8
Cash and cash equivalents at beginning of period	448.6	380.6	651.9	585.8	707.3
Cash and cash equivalents at end of period	$609.8	$448.6	$786.1	$609.8	$786.1

[#] See Consolidated Statement of Operations

MEMC ELECTRONIC MATERIALS, INC. AND SUBSIDIARIES
UNAUDITED SUPPLEMENTAL INFORMATION
NON-GAAP FINANCIAL MEASURES
(In millions, except per share data and percentages) [A]

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2012	2012 [#]	2011	2012 [#]	2011
Consolidated Non-GAAP Financial Measures
Non-GAAP net sales	$708.9	$933.4	$859.0	$2,166.1	$2,471.2
Non-GAAP gross margin	113.2	140.2	124.6	299.3	470.8
Non-GAAP gross margin percentage	16.0%	15.0%	14.5%	13.8%	19.1%
Non-GAAP operating income (loss)	85.2	34.5	(37.8)	61.3	64.8
Non-GAAP net income (loss)	70.5	17.0	(50.3)	21.5	37.4
Non-GAAP fully diluted earnings (loss) per share	0.30	0.07	(0.22)	0.09	0.16
Reconciliations of GAAP to Non-GAAP Measures
MEMC Inc. Consolidated
GAAP net sales	$601.6	$808.4	$516.2	$1,929.2	$1,997.7
Direct sales [B]	41.1	82.8	191.7	118.6	250.7
Financing sale-leasebacks [C]	66.2	42.2	151.1	118.3	222.8
Non-GAAP net sales	$708.9	$933.4	$859.0	$2,166.1	$2,471.2
GAAP gross margin	$86.9	$90.4	$58.6	$227.4	$353.7
Direct sales [B]	17.5	49.3	35.4	63.8	74.5
Financing sale-leasebacks [C]	8.8	0.5	30.6	8.1	42.6
Non-GAAP gross margin	$113.2	$140.2	$124.6	$299.3	$470.8
GAAP operating income (loss)	$58.9	$(15.3)	$(103.8)	$(10.6)	$(52.3)
Direct sales [B]	17.5	49.3	35.4	63.8	74.5
Financing sale-leasebacks [C]	8.8	0.5	30.6	8.1	42.6
Non-GAAP operating income (loss)	$85.2	$34.5	$(37.8)	$61.3	$64.8
GAAP net income (loss) attributable to MEMC stockholders	$37.0	$(77.2)	$(94.4)	$(138.8)	$(51.6)
Recurring Non-GAAP adjustments, net of tax [B, C and D]	33.5	94.2	44.1	160.3	89.0
Non-GAAP net income (loss)	$70.5	$17.0	$(50.3)	$21.5	$37.4
GAAP fully diluted earnings (loss) per share	$0.16	$(0.33)	$(0.41)	$(0.61)	$(0.22)
Recurring Non-GAAP adjustments [B, C and D]	0.14	0.40	0.19	0.70	0.38
Non-GAAP fully diluted earnings (loss) per share	$0.30	$0.07	$(0.22)	$0.09	$0.16

[A] Generally Accepted Accounting Principles (GAAP) is the term used to refer to the standard framework of guidelines for financial accounting and reporting. In addition to reporting financial results in accordance with GAAP, we have provided non-GAAP financial measures for the Solar Energy segment. The Company believes that these non-GAAP measures represent important internal measures of performance for our SunEdison business, and better reflect Solar Energy's results from operations and near term cash flows. Accordingly, where these measures are provided, it is done so that investors have the same financial data that management uses to evaluate the operational and financial performance of the Solar Energy segment. MEMC management uses these measures to manage the Solar Energy segment because it believes these measures are more representative of the operational health and performance of that segment. These non-GAAP measures should not be considered as a substitute for, and should only be read in conjunction with, measures of financial performance prepared in accordance with

GAAP and the reconciliation of each non-GAAP measure to the directly comparable GAAP measure set forth in the press release.

[B] These non-GAAP measures include adjustments to revenue in the Company’s SunEdison business from direct sales of solar energy systems where we have received upfront partial payments and, absent real estate accounting requirements, we would have recognized revenues under the percentage of completion accounting method. The non-GAAP measures also include adjustments to non-GAAP revenue and/or profit deferred related to SunEdison’s maximum exposure for power warranties, system uptime guarantees and breach of contract provisions offered to the direct sale customers for these systems that are considered continuing involvement by SunEdison in the sold solar energy systems. This revenue is not recognized as of the reporting date under GAAP real estate accounting rules because the solar energy systems are considered integral to the real estate on which they were built. Absent real estate accounting requirements, deferred revenues related to continuing involvement would be recognized under GAAP during the reporting period because SunEdison has historically experienced minimal losses related to these guarantees. For these direct sales, the sales contracts have been executed and SunEdison has either received payment in full or maintains a valid and legal note receivable for the full sales price that SunEdison expects to collect within a short period after completion of the project.

[C] Adjustment relates to revenue from SunEdison sale-leaseback transactions accounted for as financings. This includes cash received for the legal sale of the solar energy system to the purchaser that will not be recognized as revenue under GAAP. Non-GAAP operating income includes the upfront cash margin in an amount equal to the difference between (a) the cash received as of the reporting date from SunEdison’s financing partners in sale-leaseback transactions considered financings and (b) SunEdison’s total costs to construct the solar energy systems sold under the sale-leaseback transactions. These sale-leaseback transactions are classified as financing transactions under GAAP because the system is considered integral to the land or building on which it resides and because SunEdison has continuing involvement with the system through a purchase option. This system development margin will be recognized under GAAP upon termination of the related lease through the non-cash extinguishment of the debt offset by any remaining net book value of the solar energy system asset.

[D] Income tax has been calculated using the estimated effective tax rate for MEMC in the jurisdictions giving rise to the related adjustments and assumes sale-leaseback deferred tax assets will be realized.

[#] See Consolidated Statement of Operations

MEMC ELECTRONIC MATERIALS, INC. AND SUBSIDIARIES
UNAUDITED SUPPLEMENTAL INFORMATION
NON-GAAP FINANCIAL MEASURES
(In millions) [A]

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2012	2012 [#]	2011	2012 [#]	2011
Non-GAAP Financial Measures
Solar Energy Segment Non-GAAP net sales	$468.6	$700.7	$590.6	$1,477.1	$1,676.0
Solar Energy Segment Non-GAAP operating income (loss)	102.1	61.5	(28.9)	142.3	135.8
Reconciliations of GAAP to Non-GAAP Measures
Solar Energy Segment
Solar Energy GAAP net sales	$361.3	$575.7	$247.8	$1,240.2	$1,202.5
Direct sales [B]	41.1	82.8	191.7	118.6	250.7
Financing sale-leasebacks [C]	66.2	42.2	151.1	118.3	222.8
Solar Energy Non-GAAP net sales	$468.6	$700.7	$590.6	$1,477.1	$1,676.0
Solar Energy GAAP operating income (loss)	$75.8	$11.7	$(94.9)	$70.4	$18.7
Direct sales [B]	17.5	49.3	35.4	63.8	74.5
Financing sale-leasebacks [C]	8.8	0.5	30.6	8.1	42.6
Solar Energy Non-GAAP operating income (loss)	$102.1	$61.5	$(28.9)	$142.3	$135.8
[A], [B], [C], [#] - See previous page

MEMC ELECTRONIC MATERIALS, INC. AND SUBSIDIARIES
UNAUDITED SUPPLEMENTAL INFORMATION
NON-GAAP FINANCIAL MEASURES
(In millions)

EBITDA CALCULATION [A]

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2012	2012 [#]	2011	2012 [#]	2011
Net income (loss) attributable to MEMC stockholders	$37.0	$(77.2)	$(94.4)	$(138.8)	$(51.6)
Net interest expense	27.1	43.5	19.4	97.5	47.8
Depreciation and amortization	59.1	54.0	57.1	168.4	161.7
Income tax (benefit) expense	(3.3)	14.2	(43.2)	27.9	(56.6)
EBITDA [A]	$119.9	$34.5	$(61.1)	$155.0	$101.3

[A] EBITDA is a non-GAAP disclosure consisting of net loss attributable to MEMC stockholders plus interest expense, net, depreciation and amortization and income taxes. The Company believes that EBITDA is useful to an investor in evaluating the Company’s operating performance and liquidity because (i) it is widely used to measure a company’s operating performance without regard to items such as depreciation and amortization, which can vary depending upon accounting methods and the book value of assets, (ii) it presents a meaningful measure of corporate performance exclusive of the Company’s capital structure and the method by which the assets were acquired, and (iii) it is a widely accepted financial indicator of a company’s ability to service its debt, as the Company is required to comply with certain covenants and limitations that are based on variations of EBITDA in the Company’s financing documents.

Generally Accepted Accounting Principles (GAAP) is the term used to refer to the standard framework of guidelines for financial accounting and reporting. In addition to reporting financial results in accordance with GAAP, we have provided a non-GAAP financial measure for free cash flow which we believe is useful to help investors better understand the capital intensity of our business, including our project financing operations. In addition to other key performance indicators, we evaluate the performance of the solar project business on the cash generation abilities of the projects, which are typically financed at the inception of a lease, resulting in a gain on sale that is deferred and not immediately included in net income (loss). Any non-GAAP measure should be considered in context with the GAAP financial presentation and should not be considered in isolation or as a substitute for GAAP net income (loss).

[#] See Consolidated Statement of Operations

MEMC ELECTRONIC MATERIALS, INC. AND SUBSIDIARIES
UNAUDITED SUPPLEMENTAL INFORMATION
NON-GAAP FINANCIAL MEASURES
(In millions)

SUMMARY OF CONSOLIDATED DEBT OUTSTANDING
	September 30,	December 31,
	2012	2011
Senior notes	$550.0	$550.0
Term loan	196.0	—
Semiconductor Materials - Bank debt	19.5	21.4
Solar Energy - Debt	43.3	36.1
Solar Energy - Current portion of non-recourse system financing debt and capital lease obligations	143.3	144.2
Solar Energy - Non-recourse system financing debt and capital lease obligations, less current portion	1,361.3	1,175.1
Total	$2,313.4	$1,926.8

NON-GAAP RECONCILIATION OF FREE CASH FLOW [A]
	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2012	2012	2011	2012	2011
Net cash provided by (used in) operating activities	$3.0	$100.3	$187.7	$(283.4)	$161.3
Capital expenditures	(24.0)	(36.3)	(82.3)	(100.3)	(390.4)
Construction of solar energy systems	(35.5)	(58.7)	(243.5)	(193.2)	(470.2)
Proceeds from solar energy system financing and capital lease obligations	189.4	179.4	477.2	720.3	694.8
Repayments of solar energy system financing and capital lease obligations	(29.9)	(81.3)	(55.2)	(184.0)	(122.1)
(Return of investment) and proceeds from noncontrolling interests	(0.4)	10.8	—	16.4	(15.2)
Free cash flow [A]	$102.6	$114.2	$283.9	$(24.2)	$(141.8)

[A] Generally Accepted Accounting Principles (GAAP) is the term used to refer to the standard framework of guidelines for financial accounting and reporting. In addition to reporting financial results in accordance with GAAP, we have provided a non-GAAP financial measure for free cash flow which we believe is useful to help investors better understand the capital intensity of our business, including our project financing operations. In addition to other key performance indicators, we evaluate the performance of the solar project business on the cash generation abilities of the projects, which are typically financed at the inception of a lease, resulting in a gain on sale that is deferred and not immediately included in net income (loss). Any non-GAAP measure should be considered in context with the GAAP financial presentation and should not be considered in isolation or as a substitute for GAAP net income (loss).